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Exhibit 10.50


                           CAPITAL ASSURANCE AGREEMENT

        This Capital Assurance Agreement (the "Agreement") is entered into effective as of October 26, 2000 by and between NextBank, National Association, a national bank ("Bank"), and NextCard, Inc., a Delaware Corporation ("Parent").

                                    RECITALS

        A. The Bank is a national bank chartered by the Office of the Comptroller of the Currency (the "OCC") and is authorized to due business as a national bank limited to credit card operations; and

        B. The OCC has requested that the Parent and the Bank enter into an agreement setting forth the Parent's obligations to provide necessary capital support to the Bank; and

        C. The Board of Directors of the Bank has passed a Board Resolution that requires the Bank to maintain certain capital levels and to develop a Capital Plan (Capital Plan); and

        D. For purposes of the OCC's regulations under 12 CFR Part 6, this Agreement shall not be deemed to have been issued by the OCC and shall not prevent the Bank from being deemed "well capitalized" so long as the Bank satisfies the numerical standards of Section 6.4(b)(1) of such Part.

        In consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

                                    AGREEMENT

        1. Capital Assurance. The Parent hereby commits to support the Bank's policy of maintaining a capital-to-assets ratio that exceeds all regulatory requirements for well-capitalized institutions. In accordance with current OCC rules and regulations, well-capitalized institutions must maintain the following: (i) a Total Risk Based Capital to Risk Weighted Assets ratio of 10%; (ii) a Tier 1 Risk Based Capital to Risk Weighted Assets ratio of at least 6%; and (iii) a Tier 1 capital to average total assets of 5%. The Parent covenants that if the Bank's ratios fall below the ratios required by 12 CFR
Part 6, as presently drafted or hereinafter amended, upon written notification from the Bank's Board of Directors or the OCC, the Parent will contribute sufficient additional capital within ten (10) days of such written notification to return the Bank's ratios to a well-capitalized level. Such capital contribution shall be in the form of cash or other qualified assets, as allowed by banking regulations, and will be credited to the Bank's surplus capital account.

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Exhibit 10.50


               (a)    The Parent hereby further commits:

               (i) until the Capital Plan has been adopted by the Board of Directors of the Bank, to ensure that the Bank's Total Risk Based Capital remains above 12% of Risk Weighted Assets (as defined by Call Report Instructions); and

               (ii) after the Capital Plan has been adopted by the Board of Directors of the Bank, to ensure that the Bank's capital is maintained at the levels specified in the Capital Plan.

               (b) The Parent hereby further commits to ensure that the Bank's equity capital plus its allowance for loan and lease losses does not fall below 6.5% of total managed assets; provided that the foregoing commitment will expire on September 16, 2002 .

        2. Term and Termination. The term of this Agreement shall commence on the date first above written (the "Effective Date") and will continue in effect until the third anniversary of the effective date of the Capital Plan referenced in the Resolution of the Board of Directors of NextBank, N.A., of even date herewith.

        3. No Assignments. This Agreement shall not be assigned by either party and any attempt to assign shall be void and without any effect except upon the express written consent of the parties.

        4. Notices. All notices or other communications hereunder shall be in writing and shall be made by hand delivery, telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

NextCard, Inc.                          NextBank, N.A.
595 Market Street - Suite 1800          c/o Next Card, Inc.
San Francisco, CA 94105                 595 Market Street - Suite 1800
ATTN: Corporate Secretary               San Francisco, CA 94105
                                        ATTN: Corporate Secretary

or at such other address as shall be furnished by either of the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered if delivered personally; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five (5) calendar days after so mailed, if sent by registered or certified mail.

        5. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior arrangements and negotiations between the parties with respect to this Agreement are hereby deemed to be merged herein. This Agreement may be modified or amended only by mutual written consent of the parties.

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Exhibit 10.50


        6. Confidentiality. The Parent and the Bank understand and agree that the terms of this Agreement are proprietary and confidential information, and both parties agree that they shall not disclose such information to any other person or entity without the other party's prior written consent, or otherwise as required by law.

        7. Governing Law. To the extent that federal law does not control, this Agreement shall be governed by and construed in accordance with the laws of the State of California.

        8. Severability. If any portion of this Agreement shall be held invalid or inoperative then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.

        9. Attorney's Fees. The prevailing party in any action between the parties arising from or relating to this Agreement shall be entitled to recover from the other party all reasonable attorney's fees and other costs incurred in such proceeding.

IN WITNESS WHEREOF, the parties have executed this Agreement.

                                        PARENT (NextCard, Inc.)


                                        By:
                                           -----------------------------------
                                               John V. Hashman
                                               President &
                                               Chief Executive Officer

                                        BANK (NextBank, N.A.)


                                        By:
                                           -----------------------------------
                                               John V. Hashman
                                               President &
                                               Chief Executive Officer